UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

KNIGHTSCOPE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:	024-10633
024-11004

Delaware	46-2482575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1070 Terra Bella Avenue Mountain View, CA (Address of principal executive offices)	94043 (Zip Code)

(650) 924-1025
Registrant’s telephone number, including area code

Series m Preferred Stock

Series S Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

Knightscope, Inc. (the "Company") is filing this amendment to its Annual Report on Form 1-K ("Amendment") to amend its previously filed Annual Report on Form 1-K for the fiscal year ended December 31, 2019 (the "Original 1-K") to insert the following explanatory note, which was omitted in the Original 1-K. Except as described below, this Amendment does not modify or update disclosures in the Original 1-K. Information not affected by this Amendment remains unchanged and reflects the disclosures made at the time the Original 1-K was filed. This Amendment should be read in conjunction with the Original 1-K and with our filings with the SEC subsequent to the Original 1-K.

On April 29, 2020, the Company filed a Current Report on Form 1-U in which the Company stated that it would not be able to meet the filing deadline of April 29, 2020, for the its annual report on Form 1-K for the year ended December 31, 2019 due to circumstances related to COVID-19. As a result, the Company took advantage of relief afforded under Rule 257(f) of the Securities Act to file the Original 1-K as soon as possible prior to June 13, 2020. The Company was not able to complete its audit on time as a result of the shelter-in-place order in the State of California. On March 8th, the Company proactively issued a shelter-in-place order to its employees ahead of the local and state governments’ issuance of the same on March 16th and March 19th, respectively. The government re-issued its shelter-in-place order in April to extend until at least May 31, 2020.  As a result, progress on the audit was significantly delayed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on May 18, 2020.

Knightscope, Inc.

/s/ William Santana Li
By William Santana Li, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ William Santana Li

By William Santana Li, as Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Sole Director

Date: May 18, 2020